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                                                                      Exhibit 99
                           ALLIANT TECHSYSTEMS INC.
                       DIRECTORS AND EXECUTIVE OFFICERS
                               November 12, 1999

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
          Name (Age)                                     Position
          ----------                                     --------
Paul David Miller (57)           Director, Chairman of the Board and Chief Executive Officer

Peter A. Bukowick (55)           Director, President and Chief Operating Officer

Gilbert F. Decker (62)           Director

Thomas L. Gossage (65)           Director

Joel M. Greenblatt (41)          Director

Jonathan G. Guss (40)            Director

David E. Jeremiah (65)           Director

Gaynor N. Kelley (68)            Director

Joseph F. Mazzella (46)          Director

Daniel L. Nir (38)               Director

Michael T. Smith (56)            Director

Geoffrey B. Courtright (51)      Vice President - Information Technology and Chief Information Officer

Charles H. Gauck (61)            Vice President and Secretary

Robert E. Gustafson (51)         Vice President - Human Resources

Richard N. Jowett (54)           Vice President and Treasurer

John L. Lotzer (43)              Vice President - Tax and Investments

William R. Martin (58)           Vice President - Washington, D.C. Operations

Mark L. Mele (42)                Vice President - Investor Relations and Strategic Planning

Scott S. Meyers (46)             Vice President and Chief Financial Officer

Paula J. Patineau (45)           Vice President and Controller

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
          Name (Age)                               Position
          ----------                               --------
Paul A. Ross (62)                Senior Group Vice President - Aerospace

Don L. Sticinski (48)            Group Vice President - Defense Systems

Nicholas G. Vlahakis (51)        Group Vice President - Conventional Munitions

Daryl L. Zimmer (56)             Vice President and General Counsel
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